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                                                               EXHIBIT 10.23

                               SERVICE AGREEMENT
                               -----------------


THIS AGREEMENT is made the 21st day of May 1997

BETWEEN:-

(1) MEYER VI-TECH LIMITED whose registered office is at Willenhall Lane, Bloxwich, West Midlands, WS3 2XN ("the Company")

(2) JOHN BASKETFIELD of 118 Heathcroft Road, Four Oaks, Sutton Coldfield, B65 6NJ ("the Employee")

IT IS AGREED as follows:-

1.   Duration

     1.1 With effect from 15th May 1997 the Company shall employ the Employee as Managing Director and the Employee shall serve the Company on -the terms of this Agreement.

     1.2 Subject to the terms of this Agreement the employment of the Employee by the Company shall continue until terminated at any time by either

               (i)  the Company whether or not pursuant to clause 12 or

               (ii) the Employee in accordance with clause 12.1 or otherwise on giving to the Company not less than six months' written notice of termination.

     1.3 The Employee's continuous period of employment with the Company began on 1st July 1989.



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2.   Duties

     2.1 During normal business hours and at such other times as the board of directors of the Company ("the Board") may reasonably require, the Employee shall devote the whole of his time, attention and abilities to the duties of his employment and to the benefit of the Company. No additional benefit will be paid to the Employee in respect of work undertaken outside normal business hours.

     2.2 The duties of his employment shall be such, if any, as the Board shall from time to time assign to the Employee to be carried out at Willenhall Lane, Bloxwich, West Midlands, WS3 2XN or at such other place or places whether within or outside of the United Kingdom as the Company shall reasonably require.

     2.3 During the course of his employment, the Employee shall not (except as the owner of shares or other securities quoted or dealt with on a recognised stock exchange) without the written consent of the Board (such consent not to be unreasonably withheld) directly or indirectly be engaged or interested in any other business or occupation than that of the Company and his employment with the Company.

3.   Restrictions

     3.1 Subject to clause 3.3. below the Employee shall not for a period of one year from the termination of his employment:-

          3.1.1 directly or indirectly engage or be concerned or employed in the business of designing, developing, selling, and/or manufacturing, conveyor equipment anywhere in England and Wales in competition with the products and services of the Company;



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          3.1.2 directly or indirectly deal with (in connection with any business of a type carried on by the Company at the date of termination of the Employee's employment) any person, firm or company who was during the 12 months immediately before the termination of the Employee's employment a customer or supplier of the Company or accustomed to deal with the Company and with whom the Employee personally had dealings on any occasion during the same period.

          3.1.3 directly or indirectly solicit or endeavor to solicit or help another person to solicit (in connection with any business of a type carried on by the Company at the date of termination of the Employee's employment and in which the Employee was actively concerned in the 12 months immediately before termination of the Employee's employment) orders or custom from any person, firm or company who at any time during the last 12 months of his employment was:-

               (a)  a customer of the Company;

               (b)  a supplier of the Company;

               (c)  an agent of the Company;

               (d)  a distributor for the Company; or

               (e)  otherwise in the habit of dealing with the Company

               The restrictions imposed by this clause in relation to sub-paragraphs (a) to (e) inclusive shall be severable so as to have effect as separate and distinct restrictions.



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          3.1.4 directly or indirectly solicit or entice away or endeavor to solicit or entice away from the Company or Meyer Machine Company or Meyer Europe Limited or TCC Industries Inc (collectively "the Companies") any person employed by the Companies in an executive, technical or sales capacity.

     3.2  Each clause and sub-clause of clause 3.1 above shall be

          3.2.1 separate and distinct and severable from each other clause and sub-clause;

          3.2.2 subject to the written consent of the Company to the carrying on of the restrained activity in each case, which is not to be unreasonably withheld.

     3.3 The provisions of clause 3.1 shall not apply if the Employee's employment terminates pursuant to clauses 12.1(i), 12.1(iii) or 12.1(iv) below. For the avoidance of doubt, the provisions of clause
          3.1 shall apply if the Employee's employment terminates pursuant to clause 12.1(ii) below, provided that the Employee's salary after the Change of Circumstances (as defined in clause 12.6 below) leading to such termination is not less than his salary before the said Change of Circumstances.

4.   Confidentiality

     4.1 Both during the course of his employment and after its termination for whatever reason the Employee shall not:-



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          4.1.1 Except as authorised or required by the Company or except as required by law, reveal to any person, firm, company or organisation any of the trade secrets or confidential information of the Companies (as defined in clause 3.1.4) or of any customer or supplier of the Companies including but not limited to:-

               (a)  lists or details of customers;

               (b) (other than such information as is in the public domain through no fault of the Employee) information concerning the organisation, business or financial transactions or affairs of the Companies, their customers or suppliers;

               (c) (other than such information as is in the public domain through no fault of the Employee) any such matter relating to any invention, discovery, design, improvement or copyright work belonging to the Companies, their customers or suppliers, including those referred to in clause 5 below;

     4.1.2 Use or attempt to use (whether directly or indirectly) any such information in any manner which may injure or cause loss (whether directly or indirectly) to the Companies, their customers or suppliers.

5.   Inventions

     5.1 If in the course of his employment with the Company the Employee, whether alone or jointly, makes an invention, discovery, design or topography (such as a drawing or computer program) or an improvement to any of those or originates a copyright work ("the invention"),



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               5.1.1 subject to Section 39 of the Patents Act 1977, all
                     intellectual property rights in the invention will belong to the Company;

               5.1.2 the Employee shall promptly disclose to the Company full details of the invention;

               5.1.3 the Employee shall, at the request and expense of the
                     Company, do everything necessary to enable the Company or its nominee to obtain the benefit of the invention including, without limitation, securing patent or other protection;

               5.1.4 the Employee waives any rights he may have in respect of the invention under Sections 77-86 of the Copyright, Designs and Patents Act 1988, including the right to object to derogatory treatment.

     5.2 The provisions of this clause are subject to Section 42 of the Patents Act 1977.

6.   Termination

     6.1 In the event of gross misconduct by the Employee, (as defined in clause 10.5) the Company may dismiss him without notice.

     6.2. The Company may also dismiss the Employee without notice if he:

          6.2.1 commits any serious or persistent breach of this Agreement; or

          6.2.2 is convicted of any criminal offence other than an offence which in the opinion of the Board does not affect his position as an employee of the Company; or





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          6.2.3 conducts himself in a manner which, in the sole opinion of the
                Company is fraudulent or dishonest; or

          6.2.4 becomes bankrupt or makes any arrangement with his creditors generally; or

          6.2.5 is unable to perform his duties due to alcoholism, or improper and illegal use of drugs; or

          6.2.6 is absent because of illness for an aggregate period of 3 months in any 12 months; or

          6.2.7 becomes of unsound mind; or

          6.2.8 becomes disqualified from acting as a director of the Company or resigns from office as a director; or

          6.2.9 has in a period of 3 months following a written warning of the possibility of dismissal for poor performance shown no improvement to the reasonable satisfaction of the Board.

     6.3 The Company reserves the right to suspend the Employee on full pay for any period if, by reason of a need to investigate the Employee's conduct, the Company considers it necessary to do so.

     6.4 The Company shall have the right during the period of a notice of termination (whether such notice is given by the Company or by. the Employee) not to allocate any duties to the Employee and to require him not to report to the Company's premises but to remain at home during that period, when he will continue to receive his salary and all other benefits under this Agreement.



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     6.5. Upon notice by either party being given to terminate this Agreement the Company shall be entitled to pay salary at the rate specified in clause 8.1.1 in lieu of notice and at any time after the start of a notice period to terminate the Employee's employment upon payment of such salary in lieu of the notice then unexpired.

     6.6 On the termination of his employment the Employee shall hand over to the Company the car provided by the Company pursuant to clause 11 below, all books, documents, papers, materials and other property of the Company relating to the business of the Company which may then be in his possession or under his control and shall not retain any copies.

     6.7 On the termination of his employment the Employee shall forthwith resign his position as a director of the Company.

7.   Absence from work

     In the event of the Employee's absence from work due to sickness or injury or his being incapacitated in any way from carrying out his duties then he must:-

     7.1 Notify the existence of sickness or injury to a Director on the third day of absence.

     7.2 Complete a Form SC1 within three days of being sick and send it to the Company with written reasons for his absence and his expected date of return to work.

     7.3 On the eighth day of his sickness the Employee should see his doctor and obtain a doctor's certificate which should be forwarded to the Company. Apart from the requirement to supply a medical certificate in connection with sick pay the Employee is required to keep the Company fully




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          informed as to the progress of his illness and his expected date of return to work.

     7.4 In the event of his absence from work through illness or injury Statutory Sick Pay will be paid in accordance with the State Scheme. Any additional payment will be wholly at the discretion of the Company.

8.   Remuneration

     8.1  During his employment the Company shall pay to the Employee:

          8.1.1 an annual salary of L50,000 paid monthly in arrears;

          8.1.2 a bonus in accordance with the TCC Industries Annual Incentive Plan.

     8.2 The Company will pay the premiums necessary for the Employee to maintain private health insurance under the BUPA scheme of which the Employee is a member at the date of this Agreement.

     8.3

          8.3.1 There are no pension rights conferred by this Agreement and the Company has no pension scheme for its employees;

          8.3.2 A contracting out certificate under the Social Security Pensions Act 1975 is not in force in respect of the Employee's employment.






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9.   Holidays

     9.1 The Company's holiday year runs from January lst to December 3lst. If the Employee has completed 12 months' continuous service as at December 31st he will be entitled to paid holiday as set out hereunder.

     9.2 The Employee is entitled to a total of 25 working days' holiday each year plus such public and fixed holidays as the Company observes. Holidays should not in any way exceed a two week period at any one time.

     9.3 In respect of the remainder of the holiday entitlement the Company will issue notices detailing the dates of all fixed holidays which the Company will observe in that year and which have been approved by the board of directors.

     9.4 In the event of the Employee leaving the Company during the course of the holiday year, then the Employee's holiday entitlement will be 2 days' paid holiday for each completed month of service in the relevant holiday year. On termination of the Employee's employment the Employee will be entitled to payment in lieu of any accrued but untaken holiday and the Company will be entitled to recover from the Employee a sum in respect of any holiday taken in excess of accrued holiday entitlement.

     9.5 Holiday entitlement accrued in any holiday year must be taken by the end of that year.

10.  Discipline and Grievances

     The Company will observe the following procedure in respect of disciplinary matters:-



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     10.1 Minor Offences

          The Employee will be given an oral warning. The Employee will be told that the warning constitutes the first formal stage of the disciplinary procedure.

     10.2 Repetition of Offence or New Offence

          l0.2.1 If a further offence, or a new offence is committed, the Employee will be asked to explain the circumstances in which the offence took place and be given an opportunity to state his case.

          10.2.2 If after the Employee's explanation the board or the director concerned is satisfied that the Employee should receive a written warning, a first written warning will be given which will set out the nature of the offence and the likely consequences of further Offences.

     10.3 Persistent Offences

          10.3.1 If the Employee persists in a course of misconduct he will be asked to give an explanation.

          10.3.2 If after hearing that explanation the board or the director concerned is satisfied that the Employee should be disciplined further, a final written warning will be given to the Employee stating that any further misconduct will result in the Employee's dismissal.



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     10.4 The Board has the authority to take any action detailed above. If a first offence is sufficiently serious, the board may issue a written warning immediately rather than an oral warning.

     10.5 Gross Misconduct

          (a) Gross misconduct is misconduct of such a nature that the Company is justified in no longer tolerating the Employee's continued presence at work.

          (b) The term "gross misconduct" includes but is not limited to offences of the following kind:-

                    unauthorised removal of Company property; contravention of Company rules; intentional damage to Company property; dishonesty; sexual misconduct at work; fighting; assault; theft.

          (c) If the Employee is suspected of gross misconduct he will be suspended for a period of not less than forty eight hours pending a thorough examination into all the circumstances of the case. The Employee will be provided with an opportunity to offer an explanation to the appropriate level of management before a decision is made as to whether or not to dismiss the Employee.

11.  Motor Car

     11.1 The Company shall provide a car to the Employee as from time to time agreed for the performance of the Employee's duties.





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     11.2 It is the Employee's responsibility when required to drive on the
          Company's business to ensure that he holds a valid driving licence. The Employee may be required to produce his licence for inspection by the Company.

     11.3 The Company will ensure that any vehicle provided by the Company to the Employee is kept in a roadworthy and serviceable state, but it is the Employee's responsibility to notify the Company at once if he becomes aware of any defect in a vehicle which could render it unroadworthy.


     11.4 The Employee will be held responsible for any fines relating to the driving of such vehicle arising through any fault on his part.

     11.5 In the event of the Employee being involved in an accident while driving a Company vehicle all details of the damage and a report of the incident must be presented to the Company within 24 hours.

12.  Special Severance Provisions

     12.1 In the event that the Employee terminates his employment with the Company as a result of one or more of the following:-

          (i) a Change in Control of the Company as defined in clause 12.5 below;

          (ii) a Change of Circumstances related to either the Employee or the Company as defined in clause 12.6 below;

          (iii) the Company ceases to do business;



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          (iv) in the event (an "Insolvency Event") of the Company becoming insolvent within the meaning of sl23 Insolvency Act 1986, or if a receiver, administrative receiver, manager or administrator is appointed over all or substantially all of the Company's assets, or if the Company shall enter into liquidation (other than pursuant to a voluntary scheme for the purpose of a bona fide scheme of solvent amalgamation or reconstruction) or if the Company shall make any arrangement or composition with creditors or take any other step to take advantage of any law providing for relief to debtors provided that the Employee terminates his employment with the Company by giving six months' notice in writing within twelve months of the occurrence of one or more of the foregoing events, the Employee will be entitled to a lump sum payment (the "Special Severance Payment") equal to the sum of:-

               (a) the highest one month's gross salary during the three year period immediately preceding such termination multiplied by the number of full years the Employee has been employed by the Company or any affiliate of the Company (as defined below and including without limitation TCC Industries Inc); and

               (b) any bonuses accrued but unpaid as at the effective date of termination, including an amount equal to the amount that would have been earned by the Employee under the TCC Industries Inc Annual Incentive Plan, as amended from time to time (the "AIP"), for the fiscal year in which such termination occurs had the Incentive Award (as defined in the AIP) for that year not been subject to being forfeited



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                    due to termination (for the avoidance of doubt the Employee will be considered to have been employed for the entire such year), multiplied by a fraction the numerator of which is the number of days elapsed in such calendar year as at the effective date of termination, and the denominator of which is 365 and, in addition to the Special Severance Payment, further benefits (the "Fringe Benefits") for a period of one month for each year of continuous service completed by the Employee at the effective date of termination (subject to a maximum of twelve months) beginning with the effective date of termination, namely health insurance, car allowance in lieu of provisions of a motor car pursuant to clause 11 above, any premiums becoming due during such period with respect to any life insurance policy on the Employee's life for which the Company, TCC Industries Inc ("TCC") or an affiliate of TCC has previously made the premium payments, and payment for any unpaid vacation not taken and accrued as of such termination.

     Upon such termination the Company shall take such action and otherwise cooperate with the Employee in promptly causing the beneficiary of such life insurance policy to be changed from the Company to someone designated by the Employee, and ownership of any such life insurance policy to be transferred to the Employee including the right to designate the beneficiary. In addition, any portion of any stock options granted by TCC to the Employee which have not then vested shall become exercisable in full for a period of six months following the effective date of termination, or such lesser period as the option would have been exercisable had the Employee's employment with the Company not been terminated.

     Provided that if the only event specified in sub-clauses (i) to (iv) inclusive above that occurs is an Insolvency Event, then upon the voluntary termination by the



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Employee of his employment he shall be entitled to only one half of the Special
Severance Payment, and the Fringe Benefits shall be maintained for six months only. For the avoidance of doubt and to the extent necessary, this clause 12.1 shall constitute an amendment to any stock options granted to the Employee by TCC such that the vesting and exercise provisions thereof shall be consistent with the first sentence of this clause 12.1.

     12.2 In the event that the Company terminates the Employee's employment for any reason (other than for gross misconduct as defined in clause
          10.5 above or for a reason set out in clause 6.2 above) the Company will give to the Employee the statutory minimum notice in writing and the Employee will be entitled to the Special Severance Payment and the Fringe Benefits as set out in this clause 12.

     12.3 Subject to clause 12.8 the Company shall pay the Special Severance Payment to the Employee in three equal instalments, the first such instalment to be paid within one month of the effective date of termination of the employee's employment, the second instalment within three months of the same date and the final instalment within six months of the same date.

     12.4 If the Employee terminates his employment with the Company pursuant to clause 12.1, as a condition to the Company's obligation to pay the first instalment of the Special Severance Payment, the Employee shall provide written notice to the Company specifying the effective date of termination and the reason for termination.

     12.5 In this clause 12, "Change in Control" means:-

          (i) the sale or other disposition of the Company or TCC (whether directly or indirectly, and whether by way of merger, consolidation,



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               sale of assets or sale of stock of the Company or TCC), or the sale by the Company or TCC of all or substantially all of the assets of the Company or TCC to any person (as such term is defined in the Securities Exchange Act of 1934), the consolidation of the Company or TCC with any person, or the merger of the Company or TCC with any person, as a result of which consolidation or merger the Company, TCC or an affiliate of TCC as of the date of this Agreement, is not the surviving entity;

          (ii) the sale or transfer by (A) the Company and/or TCC, and/or any subsidiary of or affiliate of TCC then in control, directly or indirectly, of the Company (whether one or more, a "Control Affiliate), or (B) TCC and/or one or more of its shareholders, in one or more related or unrelated transactions, to one or more persons under circumstances whereby any person and its "affiliates" (as hereinafter defined) shall own, after such sale or transfer, in excess of one-half of the issued and outstanding shares of the Company or TCC, as the case may be;

         (iii) the issuance by the Company, TCC and/or any Control Affiliate, in a single transaction or a series of related transactions including a merger or consolidation in which the Company, TCC and/or any Control Affiliate, as the case may be, is the surviving entity, of shares which constitute more than one-half of the shares of the Company, TCC or such Control Affiliate, as the case may be issued and outstanding immediately prior to the first such transaction;

          (iv) the liquidation of the Company, TCC or any Control Affiliate, as the case may be; or






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          (v)  the election of one or more individuals to the Board of
               Directors of TCC which results in a majority of the Directors of TCC being persons who are not Directors of TCC on January 9th, 1997.

               In this Agreement, an "affiliate" shall mean any person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, any other person or who, by agreement (whether written or oral), is acting in concert with any such person.

     12.6 In this clause 12, a "Change of Circumstances" shall be deemed to have occurred if, in the sole judgment of the Employee, there has been:-

          (i) a material reduction or change in the Employee's duties or reporting responsibilities or a removal from or failure to be elected to a previously held position, including without limitation a removal from an officer position in the department in which the Employee is employed at the date of this Agreement or a relocation of his employment outside of the West Midlands county;

          (ii) a material breach by the Company of any provision of this Agreement which breach is not remedied to the Employee's reasonable satisfaction within 14 days of the Company receiving notice of such breach from the Employee;

         (iii) a material reduction in the Employee's salary or the fringe benefits of the employment made available to the Employee by the Company, which reduction is not also applicable to all Company Employees;

          (iv) a material diminution in the Employee's status, working conditions






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               or economic benefits; or

          (v) any action which substantially impairs the Employee's prestige in relation to any other Employee of the Company,

               provided that there shall not be deemed to be a Change of Circumstances solely by reason of the Company terminating the Employee's employment pursuant to clauses 6.1 or 6.2 above.

     12.7 For the avoidance of doubt the Special Severance Payment includes any sum payable to the Employee on termination of his employment by way of a statutory redundancy payment.

     12.8 The Company shall be entitled to deduct from the Special Severance Payment or any instalment thereof a sum equal to any sum paid by the Company to the Employee by way of compensation for breach of contract, unfair dismissal or for any form of discrimination including but not limited to sex, race and disability discrimination. Notwithstanding the provisions clause 15 of this Agreement, the Employee shall not be required to submit to arbitration any claim for unfair dismissal or for any form of discrimination in connection with the termination of his employment. The Company reserves the right to withhold payment of any instalment of the Special Severance Payment until the final determination of any claim made by the Employee in connection with the termination of his employment including but not limited to those referred to in this clause 12.8.

13.  Entire Agreement

     This Agreement constitutes the entire agreement between the Employee and the Company regarding the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings in connection herewith.





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14.  Set Off

     The obligations of the Company to the Employee under this Agreement shall be independent of, and shall not be subject to, any condition, obligation or set off except as expressly set forth in this Agreement. Any obligation of the Company to pay any amount of money to the Employee shall not be set off against any amount owed by the Employee to the Company except to the extent that either the Employee consents to the set off in writing at the time such sum first becomes due, or the amount so set off has been reduced to a final, non-appealable judgment in favour of the Company against the Employee in a Court having jurisdiction.

15.  Disputes

     15.1 If any legal action or other proceeding, including an arbitration proceeding instituted pursuant to the next succeeding sentence, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party will be entitled to recover reasonable legal fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or he may be entitled. Except in connection with seeking injunctive relief to which either party may reasonably believe it or he is entitled hereunder, or as otherwise expressly provided for by this Agreement, any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by an arbitrator to be appointed by the President for the time being of the Law Society provided that the place of the arbitration shall be Birmingham, England.



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     15.2 Any award or determination entered in any arbitration initiated pursuant to this Agreement shall be conclusive and binding on the parties, and shall be enforceable in any Court having jurisdiction with respect to the matter. If it is ultimately determined in any such proceeding that the Company wrongfully withheld payment of any portion of the Special Severance Payment prior to such determination, then the Employee shall be entitled to recover from the Company an amount equal to 18% per cent per annum on such portion of the Special Severance Payment that has been wrongfully withheld, from the date such portion should have been paid until it is paid, and such recovery shall be in addition to such other sums to which the Employee is entitled hereunder. Unless otherwise provided above, each party shall pay its or his own expenses incurred in connection with a proceeding pursuant to this clause 15.

16.  Governing Law

     16.1 This Agreement shall be construed in accordance with and shall be governed by the laws of England and Wales.

     16.2 References in this Agreement to any enactment shall be deemed to include a reference to any amendment or replacement thereof.

17.  Notices

     Any notice to be given under this Agreement shall be sent by first class post or (if the notice is to go overseas) by next day delivery courier, in the case of notice to the Employee to his address and in the case of notice to the Company to the Company's registered office and to the President of Meyer Machine Company of 3528 Fredericksburg Road, San Antonio, Texas 78201, USA and such notice shall be deemed to be served two days after the date of its being so posted or left with a courier as the case may be.



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AS WITNESS the signatures of the parties or their duly authorised representatives on the 21st day of May 1997




SIGNED BY                               )
for and on behalf of the Company        )
     E. Teeter                               /s/ EUGENE W. TEETER

SIGNED BY                               )
     J. Basketfield                     )    /s/ J. BASKETFIELD







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